2017 RESTRICTED STOCK UNIT
AWARD AGREEMENT
(Employee)

This Award Agreement (the “Agreement”) is entered into as of ______________(the “Award Date”) by and between SunOpta Inc., a Canadian corporation (the “Company”), and ________________________, an employee of the Company or a subsidiary (the “Recipient”), for the award of restricted stock units with respect to the Company’s Common Shares (“Common Shares”).

The award of restricted stock units to the Recipient is made pursuant to Section 7 of the Company’s Amended 2013 Stock Incentive Plan (the “Plan”), and the Recipient desires to accept the award subject to the terms and conditions of this Agreement.

IN CONSIDERATION of the mutual covenants and agreements set forth in this Agreement, the parties agree to the following:

1.      Award and Terms of Restricted Stock Units. The Company awards to the Recipient under the Plan ________________restricted stock units (the “Award”), subject to the restrictions, terms and conditions set forth in this Agreement and the Plan.

(a)      Rights under Restricted Stock Units. A restricted stock unit (an “RSU”) represents the unfunded, unsecured right to require the Company to deliver to the Recipient one

Commons Share for each RSU. The shares deliverable with respect to each RSU is subject to adjustment as determined by the Board of Directors of the Company in accordance with the Plan as to the number and kind of shares of stock deliverable upon any merger, reorganization, consolidation, recapitalization, stock split, stock dividend, spin-off or other change in the corporate structure affecting the Common Shares generally.

(b)      Vesting Date. The RSUs awarded under this Agreement shall initially be 100% unvested and subject to forfeiture. One-third of the RSUs shall vest on each of the first three anniversary dates of the Award Date (each, a “Vesting Date”) if the Recipient is an employee of the Company on the applicable Vesting Date and has served as an employee of the Company continuously from the Award Date to the applicable Vesting Date. For purposes of this Agreement, the Recipient is considered to be employed by the Company if the Recipient is employed by the Company or any parent or subsidiary of the Company (an “Employer”).

(c)      Forfeiture of RSUs on Termination of Employment. Notwithstanding any provision to the contrary in any employment or other agreement between the Recipient and the Company and except as provided in Section 1(d), if the Recipient ceases to be an employee of the Company for any reason, the Recipient shall immediately forfeit all outstanding but unvested RSUs awarded pursuant to this Agreement and the Recipient shall have no right to receive the related Common Shares.

(d)      Termination following Change in Control. All outstanding RSUs shall immediately vest if a Change in Control (as defined in the Plan) occurs and at any time within 12 months after the Change in Control, (a) the Recipient’s employment is terminated by the Company (or its successor) without Cause, or (b) the Recipient’s employment is terminated by the Recipient for Good Reason, provided that the Recipient executes and delivers a release of claims in accordance with this Section 1(d). For purposes of this Agreement:

“Cause” means the occurrence of any of the following:

(i)      the commission of an act that constitutes a felony under the laws of the United States or any individual State or under the laws of a foreign country; or

(ii)      the commission of an act of fraud, embezzlement, sexual harassment, dishonesty, theft, or an intentional act that results in a material loss, damage or injury to the Company; or

(iii)      the commission of an act of moral turpitude which is materially injurious to the Company; or

(iv)      the failure of the Recipient to participate in the reasonable and lawful business activities of the Company in a manner consistent with his or her job duties, provided such failure continues for more than ten days after written notice to the Recipient specifying such failure in reasonable detail.

“Good Reason” means the occurrence of any of the following:

(i)      a material diminution in the Recipient’s authority, duties or responsibilities after the Change in Control compared to immediately prior to the Change in Control; provided that Good Reason shall not exist (A) solely as a result of a change in reporting relationship or (B) if the Recipient continues to have the same or a greater general level of responsibility for the Company operations after the Change in Control as the Recipient had prior to the Change in Control even if the Company operations are a subsidiary or division of the surviving company; or

(ii)      the Recipient is required to be based more than eighty (80) miles from where the Recipient’s office is located immediately prior to the Change in Control; or

(iii)      a material reduction in the Recipient’s base salary, or the Company or the surviving company fails to provide substantially equivalent target incentive opportunities under short term and long term incentive plans after the Change in Control that unless offset by an increase in base salary would result in a material reduction of the Recipient's total compensation package, as compared to immediately prior to the Change in Control;

provided, however, that such termination shall not be for “Good Reason” unless the Recipient provides notice to the Company of the existence of the condition described above within 30 days of the initial existence of the condition and the Company does not remedy such condition on or before the 30th day following such notice (or the following business day if such 30th day is not a business day). Accelerated vesting of the RSUs in accordance with this Section 1(d) is conditioned on the Recipient executing and delivering to the Company a release of claims in a form supplied by the Company (the “Release”) within 21 days following the date the Company delivers the form of Release to the Recipient and the Release becoming effective by virtue of the Recipient not revoking the Release during any period the Recipient is allowed by law to revoke.

(e)      Restrictions on Transfer. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs subject to this Agreement. The Recipient may designate beneficiaries to receive the Common Shares underlying the RSUs subject to this Agreement if the Recipient dies before delivery of the Common Shares by so indicating on a form supplied by the Company. If the Recipient fails to designate a beneficiary, such Common Shares shall be delivered as directed by the personal representative of the Recipient’s estate.

(f)      No Voting Rights or Dividends. The Recipient shall have no rights as a shareholder with respect to the RSUs or the Common Shares underlying the RSUs until the underlying Common Stock is issued to the Recipient. The Recipient will not be entitled to receive cash payments representing any cash dividends paid with respect to the Common Stock underlying the RSUs.

2.      Delivery Date for the Shares Underlying the RSU. Following the vesting of the RSUs, the Company shall issue shares underlying the vested RSUs to the Recipient on a date determined by the Company within 60 days of such vesting; provided, however, that if the Recipient is obligated to deliver a Release in accordance with Section 1(d) and if the Recipient’s employment termination date occurs during the last 40 days of the calendar year, the payment shall in no event be made earlier than the first business day of the succeeding calendar year.

3.      Section 409A. The Award granted pursuant to this Agreement is intended to be exempted from or compliant with Section 409A of the Internal Revenue Code (“Section 409A”) and shall be interpreted consistent with such intent. The Company may amend this Agreement, adopt policies or procedures or take other actions, including with retroactive effect, that the Company determines are necessary or appropriate to exempt the award from the application of Section 409A or to comply with the requirements of Section 409A. Notwithstanding the foregoing, the Company makes no representation or warranty to the Recipient with regard to the application of Section 409A to any amounts payable pursuant to this Agreement and shall in no event be obligated to mitigate or indemnify for any taxes otherwise imposed on the Recipient as a result of application of Section 409A.

4.      Tax Withholding.

(a)      If Recipient is a U.S. or Canadian taxpayer, Recipient acknowledges that on the date that shares underlying the RSUs are issued to Recipient, the fair market value of the Common Shares will be treated as ordinary compensation income for federal and state and provincial income tax purposes and employment tax purposes (FICA in the U.S. and EI and CPP in Canada), and that the Company will be required to withhold taxes on these income amounts pursuant to Section 4(b) below. The Company will inform employees in other countries of the tax treatment of the RSUs and withholding requirements.

(b)      Prior to any relevant taxable or tax withholding event, as applicable, the Recipient agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all federal, state and other tax withholding obligations. In this regard, the Recipient authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy applicable withholding obligations by one or a combination of the following:

(i)      withholding from the Recipient’s or other cash compensation paid by the Company and/or the Employer; or

(ii)      withholding from proceeds of the sale of Common Shares acquired upon vesting/settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company on the Recipient’s behalf pursuant to this authorization; or

(iii)      withholding in Common Shares to be issued upon vesting/settlement of the RSUs.

(c)      If the withholding obligation is satisfied by withholding in Common Shares, for tax purposes, the Recipient is deemed to have been issued the full number of Common Shares subject to the vested RSUs, notwithstanding that a number of the Common Shares are held back solely for the purpose of paying the withholding.

(d)      The Recipient agrees to pay to the Company or the Employer any amount the Company or the Employer may be required to withhold or account for as a result of this award that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares if the Recipient fails to comply with these obligations.

5.      Clawback. This award and any stock issued pursuant to this award are subject to recovery under the Company’s clawback policy or any law, government regulation or stock exchange listing requirement and will be subject to such deductions and clawback made pursuant to such policy, law, government regulation, or stock exchange listing requirement, all as determined by the Board of Directors or the Compensation Committee. The Company’s current clawback policy is subject to revision by the Board or Compensation Committee at any time and from time to time.

6.      Miscellaneous.

(a)      Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with regard to the subjects hereof. In the event of a conflict between the terms of this Agreement or the Plan with any employment agreement Recipient may have with the Company, the terms of this Agreement and the Plan will control.

(b)      Interpretation of the Plan and the Agreement. The Compensation Committee of the Board of Directors (the “Administrator”), shall have the sole authority to interpret the provisions of this Agreement and the Plan, and all determinations by it shall be final and conclusive.

(c)      Electronic Delivery. The Recipient consents to the electronic delivery of any prospectus and any other documents relating to this Award in lieu of mailing or other form of delivery.

(d)      Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.

(e)      Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

(f)      Governing Law. This Agreement and the Plan will be interpreted under the laws of the province of Ontario, exclusive of choice of law rules.

(g)      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.